Exhibit 99.1

News Release

For Immediate Release:

December 19, 2011

December 19, 2011 Watkins, MN – International Barrier Technology Inc. (TSXV: IBH; OTCBB: IBTGF) is pleased to announce a private placement pursuant to which lenders will loan up to $500,000 to the Company in consideration for convertible debentures.  The loan has a 5 year term and interest is payable annually at a rate of 12% per annum.

Each convertible debenture is convertible into a unit of the Company at a price of $0.06 per unit.  Each Unit will consist of one common share and one common share purchase warrant of the Company.  Each warrant will entitle the holder to purchase one additional common share of the Company for a period of 2 years from the date of conversion at a price of $0.06 per share.  The convertible debenture is secured as a third charge on the plant and equipment that the Company owns in Watkins and as a charge against the Company's patents.

The Company expects directors to participate in the private placement for total proceeds of at minimum $200,000. Net proceeds from the private placement will be used to fund manufacturing capital improvements and research and development, as well as for general working capital.  The private placement is subject to TSX Venture Exchange acceptance.

About International Barrier Technology Inc.

International Barrier Technology Inc. develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

For more information, contact:
Tom Corcoran
Investor Relations Manager or

Michael D. Huddy

President, CEO

International Barrier Technology, Inc.

International Barrier Technology Inc.
North America Toll Free: 1-866-735-3519
Email: tcorcoran@intlbarrier.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: tcorcoran@intlbarrier.com